EXHIBIT 99.1

NEW YORK – February 24, 2021 – BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners” or “BGC” or the “Company”), a leading global brokerage and financial technology company, today reported its financial results for the quarter and year ended December 31, 2020.

Howard W. Lutnick, Chairman and CEO of BGC Partners:

“I am incredibly proud of our people and their response to this challenging year. Our outstanding performance this quarter reflects our employees’ resolve, ingenuity, and dedication to client service.

Fenics, and Corant Global, BGC’s Insurance brokerage business, each generated record revenue. Fenics net revenue grew over 33 percent this quarter, led by a 41 percent improvement in Fenics brokerage revenue. Corant brokerage revenue grew by nearly 13 percent and turned profitable this quarter.

This success translated to record fourth quarter post-tax Adjusted Earnings and Adjusted EBITDA. We are well positioned for growth, creating a more profitable, technology-driven business.”

SELECT FINANCIAL RESULTS1

Highlights of Consolidated Results (USD millions)	4Q20	4Q19	Change	FY20	FY19	Change
Revenues	$479.4	$487.2	(1.6)%	$2,056.7	$2,104.2	(2.3)%
GAAP income (loss) from operations before income taxes	(19.5)	(29.4)	33.8%	77.9	122.1	(36.2)%
GAAP net income (loss) for fully diluted shares	(2.3)	(20.6)	88.6%	70.4	62.1	13.5%
Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	80.1	73.2	9.4%	353.5	369.4	(4.3)%
Post-tax Adjusted Earnings	73.6	62.4	18.0%	315.4	323.0	(2.3)%
Adjusted EBITDA	107.9	81.3	32.8%	430.5	438.1	(1.7)%
Per Share Results	4Q20	4Q19	Change	FY20	FY19	Change
GAAP fully diluted earnings (loss) per share	($0.01)	($0.06)	83.3%	$0.13	$0.13	0.0%
Post-tax Adjusted Earnings per share	$0.13	$0.12	8.3%	$0.58	$0.62	(6.5)%

[1]

U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. “GAAP income before income taxes and noncontrolling interests” and “Adjusted Earnings before noncontrolling interests and taxes” may be used interchangeably with “GAAP pre-tax income” and “pre-tax Adjusted Earnings”, respectively. See the sections of this document including “Timing of Outlook for Certain GAAP and Non-GAAP Items”, “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings”, “Adjusted EBITDA Defined”, “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, and “Liquidity Analysis”, including any footnotes to these sections, for the complete and updated definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and non-GAAP for the periods discussed herein.

| Page 1

FOURTH QUARTER 2020 HIGHLIGHTS

•	Record fourth quarter post-tax Adjusted Earnings of $73.6 million, an improvement of 18 percent from 2019[2]. The GAAP net loss for fully diluted shares was $2.3 million, an 89 percent improvement.
•	Record fourth quarter Adjusted EBITDA of $107.9 million, an improvement of nearly 33 percent from last year[2].
•	Record quarterly Fenics net revenue of $83.3 million, up 33 percent, driven by highest ever Fenics brokerage revenue of $62.4 million, an increase of 41 percent.
•	Fenics UST volume grew by over 26 percent and is estimated to have grown its central limit order book (CLOB) market share to a record 16 percent in December 2020[3].
•	Data, Software, and Post-trade revenue grew 15 percent in the fourth quarter driven by strong double-digit growth in Lucera and Capitalab’s NDF Matching business, as well as the acquisition of Algomi.
•	Fenics GO recorded its highest ever volumes in the fourth quarter, which were up more than 600 percent from last year.
•	Record quarterly Insurance brokerage revenue of $48.8 million, an increase of 13 percent.
•	Insurance brokerage pre-tax Adjusted Earnings turned profitable in the fourth quarter, driven by higher production from new hires and new businesses that continue to scale to full potential.

FULL YEAR 2020 HIGHLIGHTS

•	Record annual Fenics net revenue of $316.8 million, up 14 percent year-over-year, driven by highest ever Fenics brokerage revenue and Data, Software and Post-trade revenue.
•	Fenics UST is estimated to have increased its CLOB market share by nearly 600 bps from December 2019 to December 2020 and is now the second largest UST CLOB platform[3].
•	Fenics UST is estimated to have saved its clients approximately $140 million since January 2019 by offering the tightest spreads in the market[4].
•	Record Insurance brokerage revenue of $182.7 million, an increase of 17 percent.
•	Liquidity of $652.6 million as of December 31, 2020, an improvement of $179.3 million, or 38 percent from year-end 2019.

AWARDS:

•	BGC was named 2020 Interdealer Broker of the Year by Financial News.
•	Fenics GO was named OTC Trading Platform of the Year by Risk Magazine in 2021.
•	Fenics GO was named 2020 Trading and Execution Solution of the Year by FOW.
•	Capitalab was named OTC Infrastructure Service of the Year by Risk Magazine in 2021.

[2]	BGC standalone financial results, excluding the results of Newmark prior to the spin-off in November 2018.
[3]

Central limit order book (“CLOB”) market share is based on data from Greenwich Associates and BGC’s internal estimates. Including these CLOB platforms as well as those using other fully electronic US Treasury trading protocols, Fenics UST increased its overall market share from 5.4 percent to 7.0 percent year-on-year for December 2020, per Greenwich Associates. Primary dealer volumes are based on data from the Securities Industry and Financial Markets Association (“SIFMA”).

[4]	BGC internal estimates based on savings per tick (1/16 of 1/32 = $19.53125) adjusted for tenor multiplied by the quantity of the trade (single counted).

| Page 2

DISCUSSION OF RESULTS

BGC had strong growth across all adjusted profitability metrics this quarter, including record fourth quarter post-tax Adjusted Earnings. This improvement in profitability occurred despite overall revenue decreasing by 1.6 percent, primarily due to the continued dislocations caused by the COVID-19 pandemic. This quarter’s profitability reflects significant improvement in both Fenics and Corant, lower front-office headcount, which reduces revenue in the short term but increases profitability, as well as management’s successful execution of cost reductions in 2020. Improving margins remains a top priority going forward.

BGC’s fourth quarter revenue reflects increased digitalization and diversity. Fenics brokerage revenue comprised 15.5 percent of overall financial brokerage5, representing its highest ever contribution. Additionally, revenue growth from Fenics standalone businesses, including Fenics UST, Fenics GO and Lucera, continued to significantly outpace the overall business. Corant’s brokerage revenue grew 12.8 percent and 17.3 percent during the fourth quarter and full year 2020, respectively, and represented 10.8 percent of overall brokerage revenue in the fourth quarter – its highest ever contribution.

During the fourth quarter, management identified the theft of UK tax payment related funds from the Company. The theft, which occurred over several years ending September 2020, was perpetrated by two individuals associated with the Company, and did not involve the operations or business of the Company. Litigation has commenced against the two individuals seeking recovery of stolen amounts. The consolidated net loss under GAAP caused by the theft has been determined to be approximately $35.2 million. The Company expects to recover most or substantially all of the stolen funds through a combination of insurance and return of assets through litigation.

The amount of loss was not material to any prior period financial statements. Given the cumulative adjustment to the current period, prior period GAAP financial information has been revised to reflect this loss, as well as any other previously unrecorded immaterial adjustments. The financial information herein reflects this revision for 2019 and applicable quarterly and comparison periods, as well as the first three quarters of 2020. Neither the loss nor the revisions impacted non-GAAP pre-tax Adjusted Earnings in any period. The impact of the theft on GAAP income before income taxes was $13.3 million and $10.8 million for the full years 2020 and 2019, respectively.

For more information regarding this revision and its impact on historic periods please see the section of this document titled “Appendix I: Prior Periods’ Financial Statement Revisions”

[5]	Excludes Insurance brokerage revenue of $48.8 million.

| Page 3

CONSOLIDATED REVENUES

Consolidated Revenues (USD millions)	4Q20	4Q19	Change	FY20	FY19	Change
Rates	$124.5	$129.5	(3.9)%	$544.1	$594.9	(8.5)%
Foreign exchange	73.2	80.4	(8.9)%	315.3	370.3	(14.9)%
Credit	68.9	70.4	(2.2)%	329.9	306.7	7.6%
Energy and commodities	71.7	71.5	0.3%	292.6	288.7	1.4%
Equity derivatives and cash equities	63.7	59.5	7.0%	254.7	251.3	1.3%
Insurance	48.8	43.3	12.8%	182.7	155.8	17.3%
Total brokerage revenues	$450.8	$454.6	(0.8)%	$1,919.3	$1,967.7	(2.5)%
Data, software, and post-trade	20.9	18.2	14.9%	81.9	73.2	12.0%
Fees from related parties, interest and dividend income, and other revenues	7.7	14.4	(46.2)%	55.5	63.3	(12.4)%
Total revenues	$479.4	$487.2	(1.6)%	$2,056.7	$2,104.2	(2.3)%

BGC continued its optimization of front office headcount across less profitable businesses, which lowered revenues in the short-term, but increased profitability during the quarter. This led to an 8.4 percent increase in average productivity of our financial brokers and salespeople compared to the fourth quarter a year ago. Additionally, pandemic-related lockdowns and continued dislocations across the globe weighed on overall revenue.

During the fourth quarter, BGC’s financial brokerage businesses had strong growth across European government and credit bonds, Asian bonds, U.S. and European inflation products, and U.S. and European equities. The Group’s fixed income agency brokerage business, which serves a broader client set, also outperformed during the period. This growth was offset by lower revenue across European listed rates and emerging market credit and FX products.

Corant posted record revenue for both the fourth quarter and full year 2020 as it continued to benefit from improved productivity from recently hired brokers and hardening pricing trends. Corant’s growth was also driven by new business lines, including its aviation and aerospace business, Piiq, which won key new clients, driving record quarterly revenue.

| Page 4

FENICS

Fenics Revenues (USD millions)	4Q20	4Q19	Change	FY20	FY19	Change
Brokerage revenues	$62.4	$44.3	41.0%	$234.9	$204.6	14.8%
Data, software, and post-trade revenues	20.9	18.2	14.9%	81.9	73.2	12.0%
Fenics net revenues	$83.3	$62.4	33.4%	$316.8	$277.8	14.1%
Data, software, and post-trade revenues (inter-company)	17.4	21.4	(18.8)%	79.0	79.5	(0.6)%
Total Fenics revenues	$100.7	$83.8	20.1%	$395.9	$357.3	10.8%

Fenics net revenue increased by 33.4 percent in the fourth quarter, driven by 41.0 percent growth in brokerage and 14.9 percent growth in Data, Software, and Post-trade6.

The improvement in Fenics brokerage reflects accelerating Rates and FX growth which were up 51.2 percent and 125.9 percent, respectively, driven by Fenics Integrated. Fenics Rates growth was driven by Euro and U.S. rates products, including government bonds, interest rate derivatives and inflation products, while FX growth was primarily driven by FX options and spot FX.

Fenics UST volumes increased 66 percent during 2020 and increased its CLOB market share by 600 basis points7. Over 70 percent of all trades in the fourth quarter were transacted at prices only offered on the Fenics UST platform, providing a tremendous competitive advantage8.  Additionally, Fenics UST optimized its commercial agreements going into 2021, which is expected to drive revenue growth. Advancing on its success in U.S. Treasuries, Fenics UST launched Treasury Bills at the end of the fourth quarter and is expected to introduce U.S. Repo products in the first quarter of 2021.

Fenics GO volumes increased over 600 percent in the fourth quarter from a year ago. Strong performance across its Euro Stoxx 50 and Nikkei 225 index options offering, and recent launches of additional European and Asian index products drove volumes and market share higher during 2020. Fenics GO is the only anonymous multilateral electronic platform for block-sized listed equity index options, giving it a unique advantage in helping clients satisfy their best execution requirements. Fenics expects to introduce additional equity index option products, as well as other listed fixed income and commodity options, to the Fenics GO platform in 2021 and beyond.

Growth across Data, Software, and Post-trade, which is predominantly recurring revenue, reflects strong performance across several businesses, as well as the acquisition of Algomi in March 2020. Fenics Market Data had solid growth in both the fourth quarter and full year 2020, signing a record number of new, multiyear contracts throughout the year. Lucera revenue grew 45% in 2020, driven by its Connect and LumeMarkets platforms. Capitalab’s NDF Matching business continued to increase its market share and grew 27% for the full year.

[6]	“Brokerage revenues” include revenues from Fenics Integrated from the second quarter of 2020 onward.
[7]	Central limit order book (“CLOB”) market share is based on data from Greenwich Associates and BGC’s internal estimates.
[8]	Conventional U.S. Treasury market is priced in ticks of 1/32; Fenics UST offers the tightest U.S. Treasury pricing at 1/16 of 1/32 per tick.

| Page 5

CONSOLIDATED EXPENSES9 AND TAXES AND NONCONTROLLING INTEREST

Consolidated Expenses (USD millions)	4Q20	4Q19	Change	FY20	FY19	Change
Compensation and employee benefits under GAAP	$258.7	$268.7	(3.7)%	$1,131.7	$1,125.9	0.5%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	80.5	69.4	16.0%	183.5	170.6	7.6%
Non-compensation expenses under GAAP	163.1	191.2	(14.7)%	670.6	738.7	(9.2)%
Total expenses under GAAP	$502.3	$529.2	(5.1)%	$1,985.8	$2,035.2	(2.4)%

Compensation and employee benefits for Adjusted Earnings	$255.0	$257.8	(1.1)%	$1,094.4	$1,111.0	(1.5)%
Non-compensation expenses for Adjusted Earnings	148.2	158.7	(6.6)%	611.9	634.0	(3.5)%
Total expenses for Adjusted Earnings	$403.2	$416.5	(3.2)%	$1,706.4	$1,745.0	(2.2)%

The Company’s compensation and employee benefits expense under GAAP and Adjusted Earnings decreased in the fourth quarter of 2020 due to lower commissionable revenues and lower headcount, as well as cost reduction initiatives that were executed in 2020. Compensation expense under GAAP reflects $1.6 million and $33.5 million of charges related to cost savings initiatives for the fourth quarter and full year 2020, respectively.

BGC’s non-compensation expenses decreased primarily due to lower selling and promotion and lower professional and consulting fees. The decline in these expenses was due to a continued focus on tighter cost management, as well as the impact of the COVID-19 pandemic. The decrease in these expenses was partially offset by an increase in interest expense, driven by the $300 million 4.375% Senior Notes due 202510, less lower interest expense on the Company’s revolving credit facility, which was repaid in full during the third quarter of 2020.

Taxes and Noncontrolling Interest (USD millions)	4Q20	4Q19	Change	FY20	FY19	Change
GAAP provision for income taxes	($6.7)	$4.1	NMF	$21.3	$49.8	(57.2)%
Provision for income taxes for Adjusted Earnings	7.4	6.9	6.7%	38.8	41.0	(5.3)%
GAAP net income (loss) attributable to noncontrolling interest in subsidiaries	(10.4)	(12.9)	19.4%	7.7	24.7	(68.8)%
Net income (loss) attributable to noncontrolling interest in subsidiaries for Adjusted Earnings	(0.9)	4.0	NMF	(0.8)	5.4	NMF

[9]

For additional information on “Equity-based compensation and allocations of net income to limited partnership units and FPUs”, please see the section of this document titled “Adjusted Earnings Defined” and the footnotes to the table titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”.

[10]

For more information, see the July 13, 2020 press release titled “BGC Completes Offering Of $300 Million Of 4.375% Senior Notes” and the corresponding Securities and Exchange Commission filing on Form 8-K made on July 14, 2020.

| Page 6

CONSOLIDATED SHARE COUNT11

Consolidated Share Count (USD millions)	4Q20	4Q19	Change	3Q20	Change (QoQ)	FY20	FY19	Change
Fully diluted weighted-average share count under GAAP	365.3	351.4	3.9%	549.2	(33.5)%	546.8	459.7	18.9%
Fully diluted weighted-average share count for Adjusted Earnings	553.6	532.0	4.1%	549.2	0.8%	546.8	524.6	4.3%
Fully diluted spot share count under GAAP and Adjusted Earnings	553.2	530.4	4.3%	548.1	0.9%	553.2	530.4	4.3%

BGC’s fully diluted spot share count increased by 0.9 percent sequentially. BGC’s fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings to avoid anti-dilution in certain periods. This also impacts GAAP net income (loss) for fully diluted shares for such periods. The Company expects to use relatively more cash with respect to compensation and acquisitions to minimize dilution.

SELECT BALANCE SHEET METRICS12

BGC’s liquidity was $652.6 million as of December 31, 2020 compared with $473.2 million as of year-end 2019. Cash and cash equivalents were $593.6 million as of December 31, 2020 versus $415.4 million as of year-end 2019, while notes payable and other borrowings were $1,315.9 million compared with $1,142.7 million. Total capital was $828.9 million compared with $748.6 million as of year-end 2019.

OUTLOOK

Metric (USD millions)	Guidance	Actual
	1Q21	1Q20
Revenues	$540 - 590	$603.2
Pre-tax Adjusted Earnings	$102 - 122	$112.1
	FY 2021	FY 2020
Adjusted Earnings Tax Rate (%)	10 - 12%	11.0%

BGC’s revenue was approximately 1 percent higher year-on-year for the first 34 trading days of the first quarter of 2021. This comparison does not reflect the latter part of the first quarter of 2020, when significant levels of market-wide volatility and trading volume spiked in connection with the onset of the COVID-19 pandemic. During this period, BGC’s revenue was approximately 25% higher versus the same period in 2019.

[11]	“Spot” is used interchangeably with the end-of-period share count.
[12]

The Company considers liquidity to be comprised of the sum of cash and cash equivalents, reverse repurchase agreements (if any), securities owned, and marketable securities, less securities lent out in securities loaned transactions and repurchase agreements (if any). “Cash segregated under regulatory requirements” is not included in liquidity. For more information regarding Liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP. The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice. The Company defines net debt as notes payable and other borrowings less liquidity. Total capital is defined as redeemable partnership interest, total stockholders' equity and noncontrolling interest in subsidiaries.

| Page 7

DIVIDEND INFORMATION

On February 23, 2021, BGC Partners’ Board of Directors declared a quarterly qualified cash dividend of $0.01 per share payable on March 30, 2021 to Class A and Class B common stockholders of record as of March 16, 2021. The ex-dividend date will be March 15, 2021.

2021 CAPITAL ALLOCATION PRIORITIES

BGC’s 2021 capital allocation priorities are to return capital to stockholders and to continue investing in its high growth Fenics businesses. BGC plans to prioritize share and unit repurchases over dividends and distributions. The Company plans to reassess its current dividend and distribution with an aim to nominally increase it toward the end of the year.

POSSIBLE CORPORATE CONVERSION13

The Company continues to explore a possible conversion into a simpler corporate structure, weighing any significant change in taxation policy. In particular, the Company is awaiting insight into future U.S. Federal tax policies, which remain uncertain after the results of the U.S. elections. Should the Company decide to move forward with a corporate conversion it will work with regulators, lenders, and rating agencies, and BGC’s board and committees will review potential transaction arrangements.

ONLINE AVAILABILTY OF INVESTOR PRESENTATION AND ADDITIONAL FINANCIAL INFORMATION

An investor presentation as well as Excel versions of the tables at the end of this document are available for download at http://ir.bgcpartners.com. Additional detail on overall Fenics revenue is available in the supplemental Excel financial tables that accompany this press release at http://ir.bgcpartners.com. The Excel tables and earnings presentation contain the results discussed in this document as well as other useful information that may not be contained herein. Please see the sections titled “Impact of COVID-19 on Employees” and “Impact of COVID-19 on the Company’s Results” in the Company’s most recent report on Form 10-Q for the impact of the pandemic on the Company’s employees, clients, and results.

[13]	BGC may refer to its current corporate structure as an “UP-C”, which stands for Umbrella Partnership/C-Corporation.

| Page 8

BGC CONFERENCE CALL AND INVESTOR PRESENTATION

BGC will hold a conference call on the date of this release to discuss fourth quarter and full year 2020 results starting at 10:00 a.m. ET. A live webcast of the call, along with an investor presentation summarizing BGC’s consolidated non-GAAP results, will be accessible at http://ir.bgcpartners.com. Alternatively, interested parties can access the call by dialing +1 844-757-5722 (U.S.) or +1 412-542-4119 (international) and entering passcode 1015-0556. After the conference call, an archived recording will be available at http://ir.bgcpartners.com.

| Page 9

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	December 31,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$593,646	$415,379
Cash segregated under regulatory requirements	257,031	220,735
Securities owned	58,572	57,525
Marketable securities	349	14,228
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	304,022	551,445
Accrued commissions and other receivables, net	739,009	788,284
Loans, forgivable loans and other receivables from employees and partners, net	408,142	315,590
Fixed assets, net	214,782	204,841
Investments	38,008	40,349
Goodwill	556,211	553,745
Other intangible assets, net	287,157	303,224
Receivables from related parties	11,953	14,273
Other assets	480,418	447,296
Total assets	$3,949,300	$3,926,914

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$3,849	$4,962
Securities loaned	—	13,902
Accrued compensation	220,726	215,085
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	179,716	416,566
Payables to related parties	36,252	72,497
Accounts payable, accrued and other liabilities	1,363,919	1,312,609
Notes payable and other borrowings	1,315,935	1,142,687
Total liabilities	3,120,397	3,178,308
Redeemable partnership interest	20,674	23,638

Equity
Stockholders' equity:
Class A common stock, par value $0.01 per share; 750,000 shares authorized;
373,545 and 358,440 shares issued at December 31, 2020 and December 31,
2019, respectively; and 323,018 and 307,915 shares outstanding at
December 31, 2020 and December 31, 2019, respectively	3,735	3,584
Class B common stock, par value $0.01 per share; 150,000 shares authorized;
45,884 shares issued and outstanding at each of December 31, 2020 and
December 31, 2019, convertible into Class A common stock	459	459
Additional paid-in capital	2,354,492	2,272,103
Treasury stock, at cost: 50,527 and 50,525 shares of Class A common stock at	(315,313)	(315,308)
December 31, 2020 and December 31, 2019, respectively
Retained deficit	(1,265,504)	(1,253,089)
Accumulated other comprehensive income (loss)	(28,930)	(33,102)
Total stockholders' equity	748,939	674,647
Noncontrolling interest in subsidiaries	59,290	50,321
Total equity	808,229	724,968
Total liabilities, redeemable partnership interest and equity	$3,949,300	$3,926,914

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Revenues:	2020	2019	2020	2019
Commissions	$377,146	$382,897	$1,567,668	$1,645,818
Principal transactions	73,687	71,725	351,633	321,923
Total brokerage revenues	450,833	454,622	1,919,301	1,967,741

Fees from related parties	4,857	8,218	25,754	29,442
Data, software and post-trade	20,860	18,151	81,920	73,166
Interest and dividend income	(783)	2,865	12,332	18,319
Other revenues	3,659	3,300	17,413	15,563
Total revenues	479,426	487,156	2,056,720	2,104,231

Expenses:
Compensation and employee benefits	258,687	268,696	1,131,650	1,125,911
Equity-based compensation and allocations of net income
to limited partnership units and FPUs	80,515	69,389	183,545	170,625
Total compensation and employee benefits	339,202	338,085	1,315,195	1,296,536
Occupancy and equipment	45,723	47,387	189,268	183,207
Fees to related parties	4,954	2,858	23,193	19,365
Professional and consulting fees	18,072	27,553	73,470	92,167
Communications	30,470	29,715	121,603	119,982
Selling and promotion	6,891	21,432	38,167	81,645
Commissions and floor brokerage	13,646	16,377	59,376	63,617
Interest expense	21,811	16,354	76,607	60,246
Other expenses	21,574	29,487	88,933	118,449
Total non-compensation expenses	163,141	191,163	670,617	738,678
Total expenses	502,343	529,248	1,985,812	2,035,214

Other income (losses), net:
Gains (losses) on divestitures and sale of investments	403	(14)	394	18,421
Gains (losses) on equity method investments	1,354	1,064	5,023	4,115
Other income (loss)	1,687	11,642	1,580	30,511
Total other income (losses), net	3,444	12,692	6,997	53,047

Income (loss) from operations before income taxes	(19,473)	(29,400)	77,905	122,064

Provision (benefit) for income taxes	(6,729)	4,075	21,303	49,811
Consolidated net income (loss)	$(12,744)	$(33,475)	$56,602	$72,253

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	(10,406)	(12,914)	7,694	24,691

Net income (loss) available to common stockholders	$(2,338)	$(20,561)	$48,908	$47,562

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

Continued

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Per share data:
Basic earnings (loss) per share
Net income (loss) available to common stockholders	$(2,338)	$(20,561)	$48,908	$47,562
Basic earnings (loss) per share	$(0.01)	$(0.06)	$0.14	$0.14
Basic weighted-average shares of common stock outstanding	365,259	351,431	361,736	344,332

Fully diluted earnings (loss) per share
Net income (loss) for fully diluted shares	$(2,338)	$(20,561)	$70,430	$62,054
Fully diluted earnings (loss) per share	$(0.01)	$(0.06)	$0.13	$0.13
Fully diluted weighted-average shares of common stock outstanding	365,259	351,431	546,848	459,743

Non-GAAP Financial Measures

This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). Non-GAAP financial measures used by the Company include “Adjusted Earnings before noncontrolling interests and taxes”, which is used interchangeably with “pre-tax Adjusted Earnings”; “Post-tax Adjusted Earnings to fully diluted shareholders”, which is used interchangeably with “post-tax Adjusted Earnings”; “Adjusted EBITDA”; and “Liquidity”. The definitions of these terms are below.

Adjusted Earnings Defined

BGC uses non-GAAP financial measures, including “Adjusted Earnings before noncontrolling interests and taxes” and “Post-tax Adjusted Earnings to fully diluted shareholders”, which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.

As compared with “Income (loss) from operations before income taxes” and “Net income (loss) for fully diluted shares”, both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of BGC. Adjusted Earnings is calculated by taking the most comparable GAAP measures and adjusting for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.

Calculations of Compensation Adjustments for Adjusted Earnings and Adjusted EBITDA

Treatment of Equity-Based Compensation Line Item for Adjusted Earnings and Adjusted EBITDA

The Company’s Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item “Equity-based compensation and allocations of net income to limited partnership units and FPUs” (or “equity-based compensation” for purposes of defining the Company’s non-GAAP results) as recorded on the Company’s GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:

*

Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs.

*

Charges with respect to preferred units. Any preferred units would not be included in the Company’s fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock at ratios designed to cover any withholding taxes expected to be paid. This is an alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.

*

GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.

*	Charges related to amortization of RSUs and limited partnership units.

*	Charges related to grants of equity awards, including common stock or partnership units with capital accounts.
*	Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.

The amounts of certain quarterly equity-based compensation charges are based upon the Company’s estimate of such expected charges during the annual period, as described further below under “Methodology for Calculating Adjusted Earnings Taxes.”

Virtually all of BGC’s key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of BGC’s fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and revenue growth.

All share equivalents that are part of the Company’s equity-based compensation program, including REUs, PSUs, LPUs, HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units other than preferred units are expected to be paid a pro-rata distribution based on BGC’s calculation of Adjusted Earnings per fully diluted share. However, out of an abundance of caution and in order to strengthen the Company’s balance sheet due the uncertain macroeconomic conditions with respect to the COVID-19 pandemic, BGC Holdings, L.P. has reduced its distributions of income from the operations of BGC’s businesses to its partners.

Compensation charges are also adjusted for certain other cash and non-cash items, including those related to the amortization of GFI employee forgivable loans granted prior to the closing of the January 11, 2016 back-end merger with GFI.

Certain Other Compensation-Related Adjustments for Adjusted Earnings

BGC also excludes various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period from its calculation of Adjusted Earnings. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring and/or cost savings plans.

Calculation of Non-Compensation Adjustments for Adjusted Earnings

Adjusted Earnings calculations may also exclude items such as:

*	Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions;
*	Acquisition related costs;
*	Certain rent charges;
*	Non-cash GAAP asset impairment charges; and
*

Various other GAAP items that management views as not reflective of the Company’s underlying performance in a given period, including non-compensation-related charges incurred as part of broad restructuring and/or cost savings plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.

Calculation of Adjustments for Other (income) losses for Adjusted Earnings

Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:

*	Gains or losses on divestitures;
*	Fair value adjustment of investments;
*	Certain other GAAP items, including gains or losses related to BGC's investments accounted for under the equity method; and
*	Any unusual, one-time, non-ordinary, or non-recurring gains or losses.

Methodology for Calculating Adjusted Earnings Taxes

Although Adjusted Earnings are calculated on a pre-tax basis, BGC also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.

The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, BGC estimates its full fiscal year GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to BGC’s quarterly GAAP income (loss) from operations before income taxes and noncontrolling interests in subsidiaries. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.

To determine the non-GAAP tax provision, BGC first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.

After application of these adjustments, the result is the Company’s taxable income for its pre-tax Adjusted Earnings, to which BGC then applies the statutory tax rates to determine its non-GAAP tax provision. BGC views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.

Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company’s non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

BGC incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company’s consolidated financial statements include U.S. federal, state, and local income taxes on the Company’s allocable share of the U.S. results of operations. Outside of the U.S., BGC is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100 percent of earnings were taxed at global corporate rates.

Calculations of Pre- and Post-Tax Adjusted Earnings per Share

BGC’s pre- and post-tax Adjusted Earnings per share calculations assume either that:

*	The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or
*	The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.

The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to BGC’s stockholders, if any, is expected to be determined by the Company’s Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. BGC may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.

The declaration, payment, timing, and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. For more information on any share count adjustments, see the table titled “Fully Diluted Weighted-Average Share Count under GAAP and for Adjusted Earnings”.

Management Rationale for Using Adjusted Earnings

BGC’s calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of BGC’s ongoing operations. Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company’s business, to make decisions with respect to the Company’s operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units. Dividends payable to common stockholders and distributions payable to holders of limited partnership units are included within “Dividends to stockholders” and “Earnings distributions to limited partnership interests and noncontrolling interests,” respectively, in our unaudited, condensed, consolidated statements of cash flows.

The term “Adjusted Earnings” should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company’s presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of BGC’s financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.

For more information regarding Adjusted Earnings, see the sections of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, including the related footnotes, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial performance measure, “Adjusted EBITDA”, which it defines as GAAP “Net income (loss) available to common stockholders”, adjusted to add back the following items:

*	Provision (benefit) for income taxes;
*	Net income (loss) attributable to noncontrolling interest in subsidiaries;
*	Interest expense;
*	Fixed asset depreciation and intangible asset amortization;
*	Equity-based compensation and allocations of net income to limited partnership units and FPUs;
*	Impairment of long-lived assets;
*	(Gains) losses on equity method investments; and
*	Certain other non-cash GAAP items, such as non-cash charges of amortized rents incurred by the Company for its new UK based headquarters.

The Company’s management believes that its Adjusted EBITDA measure is useful in evaluating BGC’s operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses this measure to evaluate operating performance and for other discretionary purposes. BGC believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since BGC’s Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing BGC’s operating performance. Because not all companies use identical EBITDA calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company’s Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.

For more information regarding Adjusted EBITDA, see the section of this document and/or the Company’s most recent financial results press release titled “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted EBITDA”, including the footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.

Timing of Outlook for Certain GAAP and Non-GAAP Items

BGC anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company’s GAAP results include, but are not limited, to the following:

*	Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end;
*	Unusual, one-time, non-ordinary, or non-recurring items;

*

The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging. These items are calculated using period-end closing prices;

*	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end;
*	Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.

Liquidity Defined

BGC may also use a non-GAAP measure called “liquidity”. The Company considers liquidity to be comprised of the sum of cash and cash equivalents, reverse repurchase agreements (if any), securities owned, and marketable securities, less securities lent out in securities loaned transactions and repurchase agreements (if any). The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

For more information regarding Liquidity, see the section of this document and/or the Company’s most recent financial results press release titled “Liquidity Analysis”, including any footnotes to the same, for details about how BGC’s non-GAAP results are reconciled to those under GAAP.

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES TO ADJUSTED EARNINGS AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS

(in thousands, except per share data)

(unaudited)

	Q4 2020	Q4 2019	FY 2020	FY 2019
GAAP income (loss) from operations before income taxes	$(19,473)	$(29,400)	$77,905	$122,064

Pre-tax adjustments:

Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (1)	80,515	69,389	183,545	170,625
Other Compensation charges (2)	3,658	10,897	37,209	14,868
Total Compensation adjustments	84,173	80,286	220,754	185,493

Non-Compensation adjustments:
Amortization of intangibles (3)	6,536	5,964	28,251	29,085
Acquisition related costs	353	(408)	2,880	1,941
Certain rent charges (4)	—	3,603	—	10,292
Impairment charges	4,158	3,168	9,397	4,450
Other (5)	3,892	20,126	18,150	58,959
Total Non-Compensation adjustments	14,939	32,453	58,678	104,727

Other income (losses), net adjustments:
Losses (gains) on divestitures	(403)	14	(394)	(18,421)
Fair value adjustment of investments (6)	(605)	(4,594)	431	(20,324)
Other net (gains) losses (7)	1,463	(5,519)	(3,909)	(4,169)
Total other income (losses), net adjustments	455	(10,099)	(3,872)	(42,914)

Total pre-tax adjustments	99,567	102,640	275,560	247,306

Adjusted Earnings before noncontrolling interest in subsidiaries and taxes	$80,094	$73,240	$353,465	$369,370

GAAP net income (loss) available to common stockholders	$(2,338)	$(20,561)	$48,908	$47,562
Allocation of net income (loss) to noncontrolling interest in subsidiaries (8)	(9,534)	(16,880)	8,459	19,278
Total pre-tax adjustments (from above)	99,567	102,640	275,560	247,306
Income tax adjustment to reflect adjusted earnings taxes (9)	(14,101)	(2,834)	(17,507)	8,848

Post-tax adjusted earnings	$73,594	$62,365	$315,420	$322,994

Per Share Data

GAAP fully diluted earnings (loss) per share	$(0.01)	$(0.06)	$0.13	$0.13

Less: Allocations of net income (loss) to limited partnership units, FPUs, and noncontrolling interest in subsidiaries, net of tax	(0.01)	—	(0.02)	—
Total pre-tax adjustments (from above)	0.18	0.19	0.50	0.47
Income tax adjustment to reflect adjusted earnings taxes	(0.03)	(0.01)	(0.03)	0.02

Post-tax adjusted earnings per share	0.13	0.12	0.58	0.62

Fully diluted weighted-average shares of common stock outstanding	553,611	532,017	546,848	524,550

Dividends declared per share of common stock	$0.01	$0.14	$0.17	$0.56
Dividends declared and paid per share of common stock	$0.01	$0.14	$0.17	$0.56

Please see footnotes to this table on the next page.

(1) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in thousands):

	Q4 2020	Q4 2019	FY 2020	FY 2019
Issuance of common stock and grants of exchangeability	$56,016	$47,783	$84,966	$105,961
Allocations of net income	1,854	892	14,006	20,491
LPU amortization	19,994	18,558	74,282	36,708
RSU amortization	2,651	2,156	10,291	7,465
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$80,515	$69,389	$183,545	$170,625

(2) GAAP expenses in the fourth quarter of 2020 and 2019 included certain one-off costs associated with the cost reduction program of $0.9 million and $2.0 million, respectively. For the full years 2020 and 2019, these amounts were $22.8 million and $2.0 million, respectively. The fourth quarter of 2020 also included certain loan impairments related to the cost reduction program of $0.7 million. For the full year 2020, these amounts were $10.6 million. GAAP expenses in the fourth quarter of 2020 and 2019 included certain acquisition-related compensation expenses of $1.9 million and $11.5 million, respectively. For the full years 2020 and 2019, these amounts were $3.1 million and $14.9 million, respectively.

(3) Includes non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.

(4) Includes certain rent charges incurred by the Company during the build-out phase of the Company’s new UK based headquarters.

(5) Includes various other GAAP items. Pre-tax Adjusted Earnings in each presented period of 2020 and 2019 excludes the impact of the employee theft of funds, including penalties and interest, and other immaterial revisions that have been made to previously issued financial statements. Adjusted Earnings for the full year of 2019 also exclude the impact of certain GAAP charges recorded in the third quarter of 2019 as part of “Other expenses”, primarily related to litigation matters such as the Company’s settlement with the Commodity Futures Trading Commission and the New York Attorney General’s Office. Each of the above-referenced items are consistent with BGC’s normal practice of excluding certain GAAP gains and charges from Adjusted Earnings that management believes do not best reflect the ordinary results of the Company, including with respect to non-recurring or unusual gains or losses, as well as resolutions of litigation.

(6) Includes non-cash gains of $0.6 million and $4.6 million, respectively, related to fair value adjustments of investments held by BGC in the fourth quarters of 2020 and 2019. For the full years 2020 and 2019, these amounts were ($0.4) million and $20.3 million, respectively.

(7) For the fourth quarters of 2020 and 2019, includes non-cash gains of $1.4 million and $1.1 million, respectively, related to BGC's investments accounted for under the equity method. For the full years 2020 and 2019, these amounts were $5.0 million and $4.1 million, respectively. The fourth quarter of 2020 also includes a net loss of $2.8 million related to an investment impairment of $1.2 million as well as various other GAAP items, while the fourth quarter of 2019 also included a net gain of $4.4 million for various other GAAP items. For the full years 2020 and 2019, these amounts were a net gain of $2.8 million and a net gain of $0.1 million, respectively. The full year 2020 also included a net loss of $3.9 million related to investment impairment.

(8) Primarily represents Cantor's pro-rata portion of net income.

(9) BGC's GAAP provision for income taxes is calculated based on an annualized methodology. The Company's GAAP provision for income taxes was $(6.7) million and $4.1 million for the fourth quarters of 2020 and 2019, respectively. For the full years 2020 and 2019, these amounts were $21.3 million and $49.8 million, respectively. The Company includes additional tax-deductible items when calculating the provision for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation with respect to limited partnership unit exchange, employee loan amortization, and certain net-operating loss carryforwards. The non-GAAP provision for income taxes was adjusted ($14.1) million and ($2.8) million for the fourth quarters of 2020 and 2019, respectively. For the full years 2020 and 2019, these adjustment amounts were ($17.5) million and $8.8 million, respectively. As a result, the provision for income taxes with respect to Adjusted Earnings was $7.4 million and $6.9 million for the fourth quarters of 2020 and 2019, respectively. For the full years 2020 and 2019, these amounts were $38.8 million and $41.0 million, respectively. The calculation of taxes for Adjusted Earnings excluded the effect of the 2017 U.S. Tax Cuts and Jobs Act.

Note: Certain numbers may not add due to rounding.

BGC PARTNERS, INC.

FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT

UNDER GAAP AND FOR ADJUSTED EARNINGS

(in thousands)

(unaudited)

	Q4 2020	Q4 2019	FY 2020	FY 2019

Common stock outstanding	365,259	351,431	361,736	344,332
Limited partnership units	—	—	118,459	114,006
Cantor units	—	—	52,363	—
Founding partner units	—	—	12,308	—
RSUs	—	—	737	38
Other	—	—	1,245	1,367

Fully diluted weighted-average share count under GAAP	365,259	351,431	546,848	459,743

Non-GAAP Adjustments:
Limited partnership units	120,667	113,629	—	—
Cantor units	52,363	52,363	—	52,363
Founding partner units	12,292	12,351	—	12,444
RSUs	1,971	1,204	—	—
Other	1,059	1,039	—	—

Fully diluted weighted-average share count for Adjusted Earnings	553,611	532,017	546,848	524,550

Note: BGC’s fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods.

BGC PARTNERS, INC.

LIQUIDITY ANALYSIS

(in thousands)

(unaudited)

	December 31, 2020	December 31, 2019

Cash and cash equivalents	$593,646	$415,379
Securities owned	58,572	57,525
Marketable securities (1)	349	326
Total Liquidity	$652,567	$473,230

(1) As of December 31, 2019, $13.9 million of Marketable securities on our balance sheet had been lent in a Securities loaned transaction and, therefore, are not included in this Liquidity Analysis.

BGC PARTNERS, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Q4 2020	Q4 2019	FY 2020	FY 2019
GAAP net income (loss) available to common stockholders	$(2,338)	$(20,561)	$48,908	$47,562

Add back:

Provision (benefit) for income taxes	(6,729)	4,075	21,303	49,811

Net income (loss) attributable to noncontrolling interest in subsidiaries (1)	(10,406)	(12,914)	7,694	24,691

Interest expense	21,811	16,354	76,607	60,246

Fixed asset depreciation and intangible asset amortization	21,040	20,478	84,115	79,188

Impairment of long-lived assets	4,158	3,243	9,396	4,638

Equity-based compensation and allocations of net income to limited partnership units and FPUs (2)	80,515	69,389	183,545	170,625

(Gains) losses on equity method investments (3)	(125)	(1,064)	(1,091)	(4,115)

Other non-cash GAAP items (4)	—	2,294	—	5,443

Adjusted EBITDA	$107,926	$81,294	$430,477	$438,089

(1) Primarily represents Cantor's pro-rata portion of net income.

(2) Represents BGC employees' pro-rata portion of net income and non-cash and non-dilutive charges relating to equity-based compensation. See Footnote 1 to the table titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS” for more information.

(3) For the fourth quarters of both 2020 and 2019, includes non-cash gains of $1.4 million and $1.1 million, respectively, related to BGC's investments accounted for under the equity method. For the full years 2020 and 2019, these amounts were $5.0 million and $4.1 million, respectively. The fourth quarter of 2020 also includes a net loss of $1.2 million related to an investment impairment. The full year 2020 also included a net loss of $3.9 million related to investment impairment.

(4) Non-cash charges of amortized rents incurred by the Company during the build-out phase of the Company’s new UK based headquarters.

Note:  BGC’s Adjusted EBITDA for Financial Covenants is defined under the amended Revolving Credit Agreement, which the Company entered into on February 26, 2020. For FY 2020, Adjusted EBITDA for Financial Covenants was $529 million.

APPENDIX I: PRIOR PERIODS’ FINANCIAL STATEMENT REVISIONS

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	As Reported		As Revised	As Reported		As Revised
	Q4 2019	Adjustments	Q4 2019	FY 2019	Adjustments	FY 2019
Revenues:
Commissions	$382,897	—	$382,897	$1,645,818	—	$1,645,818
Principal transactions	71,725	—	71,725	321,923	—	321,923
Total brokerage revenues	454,622	—	454,622	1,967,741	—	1,967,741

Fees from related parties	8,218	—	8,218	29,442	—	29,442
Data, software and post-trade	18,151	—	18,151	73,166	—	73,166
Interest and dividend income	2,865	—	2,865	18,319	—	18,319
Other revenues	3,300	—	3,300	15,563	—	15,563
Total revenues	487,156	—	487,156	2,104,231	—	2,104,231

Expenses:
Compensation and employee benefits	271,296	(2,600)	268,696	1,127,911	(2,000)	1,125,911
Equity-based compensation and allocations of net income to limited partnership units and FPUs	69,389	—	69,389	165,612	5,013	170,625
Total compensation and employee benefits	340,685	(2,600)	338,085	1,293,523	3,013	1,296,536
Occupancy and equipment	48,987	(1,600)	47,387	184,807	(1,600)	183,207
Fees to related parties	2,858	—	2,858	19,365	—	19,365
Professional and consulting fees	27,553	—	27,553	92,167	—	92,167
Communications	29,715	—	29,715	119,982	—	119,982
Selling and promotion	21,432	—	21,432	81,645	—	81,645
Commissions and floor brokerage	16,377	—	16,377	63,617	—	63,617
Interest expense	15,636	718	16,354	59,077	1,169	60,246
Other expenses	18,886	10,601	29,487	107,423	11,026	118,449
Total non-compensation expenses	181,444	9,719	191,163	728,083	10,595	738,678
Total expenses	522,129	7,119	529,248	2,021,606	13,608	2,035,214

Other income (losses), net:
Gains (losses) on divestitures and sale of investments	(14)	—	(14)	18,421	—	18,421
Gains (losses) on equity method investments	1,064	—	1,064	4,115	—	4,115
Other income (loss)	9,462	2,180	11,642	32,953	(2,442)	30,511
Total other income (losses), net	10,512	2,180	12,692	55,489	(2,442)	53,047

Income (loss) from operations before income taxes	(24,461)	(4,939)	(29,400)	138,114	(16,050)	122,064

Provision for income taxes	2,095	1,980	4,075	53,171	(3,360)	49,811
Consolidated net income (loss)	$(26,556)	$(6,919)	$(33,475)	$84,943	$(12,690)	$72,253

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	(10,313)	(2,601)	(12,914)	29,236	(4,545)	24,691

Net income (loss) available to common stockholders	$(16,243)	$(4,318)	$(20,561)	$55,707	$(8,145)	$47,562

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	As Reported		As Revised
	December 31, 2019	Adjustments	December 31, 2019
Assets
Cash and cash equivalents	$415,379	—	$415,379
Cash segregated under regulatory requirements	220,735	—	220,735
Securities owned	57,525	—	57,525
Marketable securities	14,228	—	14,228
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	551,445	—	551,445
Accrued commissions and other receivables, net	778,415	9,869	788,284
Loans, forgivable loans and other receivables from employees and partners, net	315,590	—	315,590
Fixed assets, net	204,841	—	204,841
Investments	40,349	—	40,349
Goodwill	553,745	—	553,745
Other intangible assets, net	303,224	—	303,224
Receivables from related parties	14,273	—	14,273
Other assets	446,371	925	447,296
Total assets	$3,916,120	$10,794	$3,926,914

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$4,962	—	$4,962
Accrued compensation	215,085	—	215,085
Securities loaned	13,902	—	13,902
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	416,566	—	416,566
Payables to related parties	72,497	—	72,497
Accounts payable, accrued and other liabilities	1,283,046	29,563	1,312,609
Long-term debt	1,142,687	—	1,142,687
Total liabilities	3,148,745	29,563	3,178,308
Redeemable partnership interest	23,638	—	23,638
Equity
Stockholders' equity:
Class A common stock, par value $0.01 per share; 750,000 shares authorized; 358,440 shares
issued at December 31, 2019; and 307,915 shares outstanding at December 31, 2019	3,584	—	3,584
Class B common stock, par value $0.01 per share; 150,000 shares authorized; 45,884 shares issued and
outstanding at December 31, 2019, convertible into Class A common stock	459	—	459
Additional paid-in capital	2,271,947	156	2,272,103
Treasury stock, at cost: 50,525 shares of Class A common stock at December 31, 2019	(315,308)	—	(315,308)
Retained deficit	(1,241,754)	(11,335)	(1,253,089)
Accumulated other comprehensive income (loss)	(33,102)	—	(33,102)
Total stockholders' equity	685,826	(11,179)	674,647
Noncontrolling interest in subsidiaries	57,911	(7,590)	50,321
Total equity	743,737	(18,769)	724,968
Total liabilities, redeemable partnership interest and equity	$3,916,120	$10,794	$3,926,914

BGC PARTNERS, INC.

RECONCILIATION OF GAAP INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES TO ADJUSTED EARNINGS AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS

(in thousands, except per share data)

(unaudited)

	As Reported		As Revised	As Reported		As Revised
	Q4 2019	Adjustments	Q4 2019	FY 2019	Adjustments	FY 2019

GAAP income (loss) before income taxes	$(24,461)	$(4,939)	$(29,400)	$138,114	$(16,050)	$122,064

Pre-tax adjustments:

Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$69,389	—	$69,389	$165,612	$5,013	$170,625
Other Compensation charges	13,497	(2,600)	10,897	16,868	(2,000)	14,868
Total Compensation adjustments	82,886	(2,600)	80,286	182,480	3,013	185,493

Non-Compensation adjustments:
Amortization of intangibles	5,964	—	5,964	29,085	—	29,085
Acquisition related costs	(408)	—	(408)	1,941	—	1,941
Certain rent charges	3,603	—	3,603	10,292	—	10,292
Impairment charges	3,168	—	3,168	4,450	—	4,450
Other	10,407	9,719	20,126	48,364	10,595	58,959
Total Non-Compensation adjustments	22,734	9,719	32,453	94,132	10,595	104,727

Other income (losses), net adjustments:
Losses (gains) on divestitures	$14	—	$14	$(18,421)	—	$(18,421)
Fair value adjustment of investments	(2,414)	(2,180)	(4,594)	(22,766)	2,442	(20,324)
Other net (gains) losses	(5,519)		(5,519)	(4,169)		(4,169)
Total other income (losses), net adjustments	(7,919)	(2,180)	(10,099)	(45,356)	2,442	(42,914)

Total pre-tax adjustments	97,701	4,939	102,640	231,256	16,050	247,306

Pre-tax adjusted earnings	$73,240	$—	$73,240	$369,370	$—	$369,370

GAAP net income (loss) available to common stockholders	(16,243)	(4,318)	(20,561)	55,707	(8,145)	47,562

Allocation of net income (loss) to noncontrolling interest in subsidiaries	(14,279)	(2,601)	(16,880)	23,823	(4,545)	19,278

Total pre-tax adjustments (from above)	97,701	4,939	102,640	231,256	16,050	247,306

Income tax adjustment to reflect adjusted earnings taxes	(5,775)	2,941	(2,834)	11,247	(2,399)	8,848

Post-tax adjusted earnings	$61,404	$961	$62,365	$322,033	$961	$322,994

Per Share Data

GAAP fully diluted earnings (loss) per share	$(0.05)	(0.01)	$(0.06)	$0.16	(0.03)	$0.13

Less: Allocations of net income (loss) to limited partnership units, FPUs, and noncontrolling interest in subsidiaries, net of tax	—	—-	—	(0.01)	0.01	—
Total pre-tax adjustments (from above)	0.18	0.01	0.19	0.44	0.03	0.47
Income tax adjustment to reflect adjusted earnings taxes	(0.01)	0.00	(0.01)	0.02	(0.00)	0.02

Post-tax adjusted earnings per share	0.12	0.00	0.12	0.61	0.01	0.62

Fully diluted weighted-average shares of common stock outstanding	532,017	—	532,017	524,550	—	524,550

BGC PARTNERS, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	As Reported		As Revised	As Reported		As Revised
	Q4 2019	Adjustments	Q4 2019	FY 2019	Adjustments	FY 2019
GAAP net income (loss) available to common stockholders	$(16,243)	$(4,318)	$(20,561)	$55,707	$(8,145)	$47,562

Add back:

Provision (benefit) for income taxes	2,095	1,980	4,075	53,171	(3,360)	49,811

Net income (loss) attributable to noncontrolling interest in subsidiaries (1)	(10,313)	(2,601)	(12,914)	29,236	(4,545)	24,691

Interest expense	15,636	718	16,354	59,077	1,169	60,246

Fixed asset depreciation and intangible asset amortization	20,478	—	20,478	79,188	—	79,188

Impairment of long-lived assets	3,243	—	3,243	4,638	—	4,638

Equity-based compensation and allocations of net income to limited partnership units and FPUs (2)	69,389	—	69,389	165,612	5,013	170,625

(Gains) losses on equity method investments (3)	(1,064)	—	(1,064)	(4,115)	—	(4,115)

Other non-cash GAAP items (4)	2,294	—	2,294	5,443	—	5,443

Adjusted EBITDA	$85,515	$(4,221)	$81,294	$447,957	$(9,868)	$438,089

(1)	Primarily represents Cantor's pro-rata portion of net income.

(2) Represents BGC employees' pro-rata portion of net income and non-cash and non-dilutive charges relating to equity-based compensation. See Footnote 1 to the table titled “Reconciliation of GAAP Income (Loss) from Operations before Income Taxes to Adjusted Earnings and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS” for more information.

(3) For the fourth quarter of 2019, includes non-cash gains of $1.1 million, related to BGC's investments accounted for under the equity method. For the full year 2019, this amount was $4.1 million.

(4) Non-cash charges of amortized rents incurred by the Company during the build-out phase of the Company’s new UK based headquarters.

Other Items of Note

Unless otherwise stated, all results provided in this document compare the fourth quarter of 2020 with the year-earlier period. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. With the exception of reporting Newmark as a discontinued operation and the previously announced non-GAAP presentation, any such reclassifications would have had no impact on consolidated revenues or earnings under GAAP and would leave consolidated pre- and post-tax Adjusted Earnings for the prior periods essentially unchanged all else being equal. Certain numbers and percentage changes listed throughout this document may not sum due to rounding.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This standard requires lessees to recognize a right-of-use (“ROU”) asset and lease liability for all leases with terms of more than 12 months. Recognition, measurement, and presentation of expenses will depend on classification as a finance or operating lease. The amendments also require certain quantitative and qualitative disclosures. These impacts were approximately $166.0 million and $190.2 million in Total Assets and Total Liabilities, respectively, as of December 31, 2020. These impacts were approximately $169.1 million and $187.4 million in Total Assets and Total Liabilities, respectively, as of December 31, 2019. For additional information regarding the adoption of ASC 842, please see the section titled “Recently Adopted Accounting Pronouncements” in BGC’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage and financial technology company. BGC specializes in the brokerage of a broad range of products, including Fixed Income (Rates and Credit), Foreign Exchange, Equities, Energy and Commodities, Shipping, Insurance, and Futures. BGC also provides a wide variety of services, including trade execution, brokerage, clearing, trade compression, post-trade, information, and other back-office services to a broad range of financial and non-financial institutions. Through brands including Fenics, BGC Trader, Capitalab, Lucera, and Fenics Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. BGC, BGC Trader, GFI, Fenics, Fenics Market Data, Capitalab, Lucera, Corant Global, Corant, and Piiq are trademarks/service marks and/or registered trademarks/service marks of BGC Partners, Inc., and/or its affiliates.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, and investment firms. BGC’s Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol “BGCP”. BGC Partners is led by Chairman of the Board and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com. You can also follow BGC at https://twitter.com/bgcpartners, https://www.linkedin.com/company/bgc-partners and/or http://ir.bgcpartners.com/Investors/default.aspx.

Discussion of Forward-Looking Statements about BGC

Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the effects of the COVID-19 pandemic on the Company’s business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

Media Contact:

Karen Laureano-Rikardsen
+1 212-829-4975

Investor Contact:
Jason Chryssicas
+1 212-610-2426